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                                  FORUM FUNDS
                               DISTRIBUTION PLAN

                               December 16, 2005

     This Distribution Plan (the "Plan") is adopted by Forum Funds (the "Trust") with respect to the Funds and classes thereof listed in Appendix A (individually a "Fund," collectively the "Funds") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

   SECTION 1. AUTHORIZATION

     The Fund is authorized to pay to the Fund's distributor, to Merk Investments, LLC (the "Adviser"), the Fund's investment adviser, or to such other entities as approved by the Board, as compensation for the distribution-related and/or shareholder services provided by such entities, an aggregate fee at an annual rate of up to 0.25% of the average daily net assets of the Investors Shares of the Fund. Payments include any compensation paid by the Fund under this Plan (the "Payments"). The Payments shall be accrued daily and paid monthly or at such other interval, as the Trust's Board of Trustees ("Board") shall determine.

   SECTION 2. PAYMENTS

     On behalf of the Trust, the Distributor, Adviser or any other entity approved by the Board pursuant to Section 1 may spend such amounts and incur such expenses as it deems appropriate or necessary on any activities or expenses primarily intended to result in or relate to the sale of the each Fund class specified in Appendix A (each a "Class") (distribution activities) or for the servicing and maintenance of shareholder accounts of each Class (service activities); provided, however that a Class shall not directly or indirectly pay any amounts, whether Payments or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc. ("NASD").

   SECTION 3. DISTRIBUTION AND SERVICE ACTIVITIES

     (a) Distribution and service activities include: (i) any sales, marketing and other activities primarily intended to result in the sale of shares of a Class and (ii) responding to a Class' shareholder inquiries regarding the corresponding Fund's investment objective, policies and other operational features. Expenses for such activities include compensation to employees, and expenses, including overhead and telephone and other communication expenses, of the Distributor, Adviser, various financial institutions or other persons who engage in or support the distribution of shares of a Class, or who provide shareholder servicing such as responding to a Class' shareholder inquiries regarding the corresponding Fund's operations; the incremental costs of printing (excluding typesetting) and distributing prospectuses, statements of additional information, annual reports and other periodic reports for use in connection with the offering or sale of a Class to any prospective investors; and the costs of preparing, printing and distributing sales literature and advertising materials used by the Distributor,

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Adviser or others in connection  with the offering of shares of a Class for sale to the public.

     (b) For purposes of the Plan, service activities shall mean any activities covered by the definition of "service fee" contained in the NASD's Rules of Fair Practice, as amended from time to time, and distribution activities shall mean any activities in connection with Adviser's performance of its obligations under the Plan that are not deemed service activities.

   SECTION 4. MARKETING AND SERVICE AGREEMENTS

     Pursuant to agreements the form of which shall be approved by the Board ("Agreements"), the Distributor, the Adviser or the Fund may pay any or all amounts of the Payments to other persons ("Service Providers") for any distribution or service activity. Any such Agreement may be terminated with respect to a Class, without penalty, by a majority vote of the Qualified Trustees on not more than 60 days' written notice to the Service Provider.

   SECTION 5. REVIEW AND RECORDS

     (a) The Distributor, the Adviser or any other recipient of payments hereunder shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Fund, Distributor and/or the Adviser and identifying the activities for which each such expenditure was made.

     (b) The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.

   SECTION 6. EFFECTIVENESS; DURATION; AND TERMINATION

     With respect to a Class:

     (a) The Plan shall become effective with respect to the Class upon approval by: (i) a vote of at least a majority of the outstanding voting securities of that Class and (ii) the Board, including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

     (b) The Plan shall remain in effect with respect to a Class for a period of one year from the date of its effectiveness for that class, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

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     (c) The Plan may be terminated  with respect to a Class without  penalty at any time by a vote of: (i) a majority of the Qualified Trustees or (ii) a vote of a majority of the outstanding voting securities of that Class.

   SECTION 7. AMENDMENT

     The Plan may be amended at any time by the Board, provided that: (i) any material amendments to the Plan shall be effective only upon approval of the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan and
(ii) any amendment which increases materially the amount which may be spent by the Trust pursuant to the Plan with respect to any Class shall be effective only upon the additional approval a majority of the outstanding voting securities of that Class.

   SECTION 8. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Fund under the Plan, and the Distributor and the Adviser or any other entity approved by the Board pursuant to Section 1 agree that, in asserting any rights or claims under this Plan, they shall look only to the assets and property of the Trust or the Fund to which the Adviser's, the Distributor's or such other party's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

   SECTION 9. MISCELLANEOUS

     (a) The terms "majority of the outstanding voting securities "and" interested person" shall have the meanings ascribed thereto in the Act.

     (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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                                  FORUM FUNDS
                               DISTRIBUTION PLAN

                                  Appendix A

                   Merk Hard Currency Fund - Investor Shares

                                      A-1